UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 2, 2006

Desert Capital REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-111643	20-0495883
(Commission File Number)	(IRS Employer Identification No.)

1291 Galleria Drive, Suite 200, Henderson, Nevada	89014
(Address of Principal Executive Offices)	(Zip Code)

(800) 419-2855
(Registrant’s Telephone Number, Including Area Code)

NONE.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Our articles of incorporation limit the amount of total operating expenses that we may incur during any fiscal year to the greater of either 2% of our average invested assets or 25% of our net income, unless the independent members of our board of directors make a finding that a higher level of expenses is justified for such year. Total operating expenses are all expenses, subject to certain exceptions, paid or incurred by the company, including fees paid to our advisor, Burton Management.

As we previously notified you, we completed our acquisition of Consolidated Mortgage in October 2005. In conjunction with our acquisition of Consolidated Mortgage, we assumed the obligations under the existing management agreement between Consolidated Mortgage and ARJ Management Inc., a company owned in part by Todd Parriott, our chief executive officer. As a result of the additional fees payable under this agreement, our total operating expenses in 2005 were in excess of the amount allowable under our articles of incorporation. Accordingly, our independent directors have reviewed these expenses and have determined these excess operating expenses were justified based on the fact that they were paid pursuant to an agreement in existence at the time we acquired Consolidated Mortgage and the consideration we paid for Consolidated Mortgage took into account the amount of the fee under this agreement.

It is also important to note that the revenues generated by Consolidated Mortgage have exceeded the projected results that we evaluated at the time we made the determination to acquire Consolidated Mortgage and the amount of the consideration to be paid.

We appreciate your continued support of Desert Capital, and we look forward to a successful 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006

                           DESERT CAPITAL REIT, INC.

                        By:  /s/Todd B. Parriott
                                              Todd B. Parriott
                                           Chief Executive Officer